EXHIBIT 2

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

INTRAWARE, INC.

Intraware, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company’s previously authorized preferred stock, par value $0.0001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of one thousand (1,000) shares of Series B Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue one thousand (1,000) shares of “Series B Preferred Stock,” par value $0.0001 per share, which shall have the powers, designations, preferences and other special rights set forth below.

(1)           Voting Rights.  Except as otherwise provided herein or the Company’s Certificate of Incorporation or required by law, the holders of the Company’s Series B Preferred Stock, the holders of the Company’s Series A Preferred Stock par value $0.0001 per share (the “Series A Preferred Stock”) and the holders of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) shall vote together as a single class on all matters.  Each holder of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series B Preferred Stock held by such holder could be converted as of the record date for such vote.

(2)           Conversion of Series B Preferred Stock.  The Series B Preferred Stock shall be convertible into shares of the Company’s Common Stock, on the terms and conditions set forth in this Section 2.

(a)           Original Issue Price.  Each share of Series B Preferred Stock shall have an “Original Issue Price” of $6,000.00 per share.

(b)           Conversion Price.  Each share of Series B Preferred Stock shall initially have a “Conversion Price” of $6.00 per share, and shall be subject to adjustment as provided in Section 2(g).

(c)           Conversion Rate.  Subject to Section 2(g), each share of Series B Preferred Stock shall be convertible into that number of shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price (the “Conversion Rate”).

(d)           Conversion Right.  At any time or times on or after the date of issuance of any share of Series B Preferred Stock (the “Issuance Date”), any holder of Series B Preferred Stock may, in its sole discretion, elect to convert all or part of its shares of Series B Preferred Stock into fully paid and nonassessable shares of Common Stock in accordance with Section 2(f) at the Conversion Rate.

(e)           Automatic Conversion.  Each share of Series B Preferred Stock shall automatically, without any further action, convert into fully paid and nonassessable shares of Common Stock at the Conversion Rate upon the Transfer by a holder of such share of Series B Preferred Stock, other than a Transfer to any Affiliate of the initial purchaser of the Series B Preferred Stock (Digital River, Inc.) or a Transfer to the Company pursuant to a redemption under Section 8 below (an “Automatic Conversion”).  For purposes hereof:

(i)            “Affiliate” shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended; and

(ii)           “Transfer” shall mean any sale, assignment, transfer, lease, pledge, conveyance, hypothecation or other transfer or disposition of such share, whether or not for value and whether voluntary or involuntary.

In the event of an Automatic Conversion pursuant to this Section 2(e), such Automatic Conversion shall be deemed to have been made at the time that the Transfer of such shares occurred.  On the date of an Automatic Conversion, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent (the “Transfer Agent”).  The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion unless the certificates evidencing such shares of Series B Preferred Stock are delivered to the Company as provided in Section 2(f).  On the date of the occurrence of an Automatic Conversion, each holder of record of shares of Series B Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series B Preferred Stock shall not have been surrendered at the office of the Company, that notice from the Company shall not have been received by any holder of record of shares of Series B Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(f)            Mechanics of Conversion.

(i)            The Company shall not issue any fraction of a share of Common Stock upon any conversion.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock.  If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing such fractional share, pay to the holder the fair value thereof in cash.

(ii)           The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of shares of Series B Preferred Stock unless such taxes result from the issuance of Common Stock upon conversion to a person other than the holder of Series B Preferred Stock.

(iii)          To convert shares of Series B Preferred Stock into shares of Common Stock on any date (a “Conversion Date”), the holder thereof shall (i) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., California time on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company, and (ii) surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the shares of Series B Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).  As soon as practicable and in no event later than the tenth (10th) business day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (1) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (2) provided that the Company’s Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system.  If the number of shares of Series B Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion pursuant to Section 2(f)(iii) is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than ten (10) business days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series B Preferred Stock not converted.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(g)           Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Common Stock, the Conversion Price of the Series B Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionally decreased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price of the Series B Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such subdivision, be proportionally increased.

(h)           Adjustments for Reclassification, Exchange and Substitution.  Subject to Section 4 below, if the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock (or into the right to receive cash or other property), whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Series B Preferred Stock shall have the right thereafter to convert such shares of Series B Preferred Stock into a number of shares of such other class or classes of stock, cash or other property which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Series B Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(i)            Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the shares of Series B Preferred Stock held by such holder.

(j)            Status of Converted Stock.  In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 2 hereof, the shares so converted shall be canceled and shall not be reissued as shares of Series B Preferred Stock but shall resume the status of preferred stock of the Company, undesignated as to series.

(k)           Certain Notices.  In the event that the Company shall propose at any time (i) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (ii) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall send to the holders of Series B Preferred Stock at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).  Any public disclosure (as “public disclosure” is defined in Regulation FD promulgated under the Securities Exchange Act of 1934, as amended) shall be considered “written notice” for purposes of this paragraph, notwithstanding anything to the contrary in Section 10 hereof.

(3)           Reservation of Authorized Shares.  The Company shall, so long as any of shares of Series B Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, 100% of such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series B Preferred Stock then outstanding.

(4)           Liquidation Rights.  In the event of (i) the acquisition of the Company by any other entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Company, or (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (each of (i), (ii) and (iii), a “Liquidation Event”), the holders of each share of Series B Preferred Stock shall be entitled to receive in cash out of the assets of the Company legally available for distribution to stockholders therefrom (the “Liquidation Funds”), before any amount shall be paid to the holders of shares of any capital stock of the Company of any class junior in rank to the Series B Preferred Stock in respect of the preferences as to the distributions and payments on a Liquidation Event, an amount per share equal to the greater of (A) (x) the Original Issue Price and (y) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock, or (B) the amount per share as would have been payable had each such share been converted to Common Stock immediately prior to such Liquidation Event, with the shares of Series B Preferred Stock being treated for this purpose as if they had been converted to Common Stock at the then-applicable Conversion Rate (such sum being referred to as the “Liquidation Preference”).  If the Liquidation Funds are insufficient to pay the full amount due to holders of Series B Preferred Stock and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series B Preferred Stock as to payments of the Liquidation Funds (the “Pari Passu Shares”), then each holder of Series B Preferred Stock and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Series B Preferred Stock and Pari Passu Shares.  After the Liquidation Preference has been paid, the Series B Preferred Stock shall receive no additional portion of the remaining Liquidation Funds.  Notwithstanding anything to the contrary contained herein, the purchase or redemption by the Company of any of the capital stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.  No holder of Series B Preferred Stock shall be entitled to receive any amounts with respect thereto upon any Liquidation Event other than the amounts provided for herein; provided, however, that a holder of Series B Preferred Stock shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

(5)           Series B Preferred Rank.  All shares of Series A Preferred Stock shall be of equal rank to all shares of Series B Preferred Stock in respect to the preferences as to distributions and payments upon a Liquidation Event.  All shares of Common Stock shall be of junior rank to all shares of Series B Preferred Stock in respect to the preferences as to distributions and payments upon a Liquidation Event.

(6)           Dividends.

(a)           Dividend Rate.  Each share of Series B Preferred Stock shall have a

“Dividend Rate” of $300.00 per share (subject to appropriate adjustment for stock dividends, stock splits, consolidations and the like of the Series B Preferred Stock).

(b)           Series B Preferred Stock Dividends.  In any calendar year, the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate, payable in preference and priority to any declaration or payment of any dividends or distributions on Common Stock.  No dividends or distributions shall be made with respect to Common Stock until all declared dividends on the Series B Preferred Stock at the Dividend Rate have been paid or set aside for payment to the holders of Series B Preferred Stock.  The right to receive dividends on shares of Series B Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(c)           Additional Dividends.  The holders of the Series B Preferred Stock shall be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Series B Preferred Stock had converted the Series B Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(d)           Pari Passu with Series A Preferred Stock.  Any dividends payable to the holders of Series B Preferred Stock under this Section 6 shall be payable, pari passu, with any dividends to which the holders of the Series A Preferred Stock may be entitled.

(7)           Amendments and Changes.  As long as any of the Series B Preferred Stock shall be issued and outstanding, the Company shall not, either directly or indirectly through merger, consolidation, amendment or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock:

(a)           amend, alter or repeal any provision of the Company’s Certificate of Incorporation or this Certificate of Designations, Preferences and Rights if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock without so affecting the outstanding shares of all series of the Company’s preferred stock;

(b)           increase or decrease (other than for decreases resulting from the conversion of the Series B Preferred Stock) the authorized number of shares of Series B Preferred Stock;

(c)           authorize, create (by reclassification or otherwise) or obligate itself to issue any new class or series of shares having rights, preferences or privileges with respect to payments upon a Liquidation Event senior to the Series B Preferred Stock; or

(d)           take any action that results in the redemption of any shares of Common Stock (other than repurchases of Common Stock issued to or held by employees, officers,

directors or consultants of the Company or its subsidiaries (i) upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, or (ii) pursuant to rights of first refusal contained in agreements providing for such right).

(8)           Redemption.

(a)           The “Original Issue Date” shall be the date the first share of Series B Preferred Stock is initially issued.

(b)           At any time after the two (2) year anniversary of the Original Issue Date, the Company may redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series B Preferred Stock that have not been converted into Common Stock pursuant to Section 3 hereof (the “Redemption Date”).  The Company may redeem the shares of Series B Preferred Stock by paying in cash an amount per share equal to the greater of (i) one and a half (1.5) times the Original Issue Price plus all declared and unpaid dividends thereon, or (ii) the amount of Liquidation Funds payable to holders of the Series B Preferred Stock immediately prior to such redemption, with the shares of Series B Preferred Stock being treated for this purpose as if they had been converted to Common Stock at the then-applicable Conversion Rate (the “Redemption Price”).

(c)           Any redemption effected pursuant to Section 8(b) shall be made on a pro rata basis among the holders of the Series B Preferred Stock in proportion to the shares of Series B Preferred Stock then held by them.

(d)           At least fifteen (15), but no more than thirty (30) days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”).  Except as provided herein and subject to the holder’s right to convert the Series B Preferred Stock into Common Stock prior to the Redemption Date, on or after the Redemption Date each holder of Series B Preferred Stock to be redeemed shall surrender to this Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

(e)           From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

(f)            On or prior to the Redemption Date, the Company may deposit the Redemption Price of all shares of Series B Preferred Stock not yet redeemed with a bank or trust corporation as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Company that such holder has surrendered a share certificate to the Corporation pursuant to Section 8(d) above.  As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor.  Such instructions shall also provide that any moneys deposited by the Company pursuant to this Section 8(f) for the redemption of shares thereafter converted into shares of the Company’s Common Stock pursuant to Section 3 hereof prior to the Redemption Date shall be returned to the Company forthwith upon such conversion.  The balance of any moneys deposited by the Company pursuant to this Section 8(f) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board of Directors.

(9)           Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Series B Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

(10)         Notices.  Whenever notice is required to be given under this Certificate of Designations, Preferences and Rights, unless otherwise provided herein, such notice shall be given in accordance with the notice provisions set forth in the purchase agreement pursuant to which the Series B Preferred Stock were issued.  The Company shall provide such holder of Series B Preferred Stock with written notice at least ten (10) days prior to the date on which the Company closes its books or takes record with respect to any pro rata subscription offer to holders of Common Stock.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation, Preferences and Rights to be signed by Peter H. Jackson, its Chairman, Chief Executive Officer and President, this 9th day of November, 2005.

INTRAWARE, INC.

By:
Name:	Peter H. Jackson
Title:	Chairman, Chief Executive Officer and President

EXHIBIT A

INTRAWARE, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Intraware, Inc. (the “Certificate of Designations”).  In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Shares”), of Intraware, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Series B Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please deliver the Common Stock into which the Series B Preferred Shares are being converted to the following address: